CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the references to our firm in this Registration Statement on Form N-1A of NightShares 500 1x/1.5x ETF, NightShares 100 1x/1.5x ETF, and NightShares 500 Covered Call ETF (the “Funds”), each a series of Unified Series Trust, under the headings “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ Cohen & Company, Ltd.

Cohen & Company, Ltd.

Chicago, Illinois

August 12, 2022